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                                                                      EXHIBIT 11



                      STOCK OPTION AGREEMENT AND LETTER OF GRANT




July 28, 1998

Mr. Samuel A. Getz
5420 S.W. 95th Terrace
Miami, FL 33156


RE:      Stock Option Grant
         ------------------

Dear Sam:

                  In order to provide additional incentive to you, and in accordance with the terms of your Employment Agreement between you and Jan Bell Marketing, Inc. (the "Company") dated as of July 28, 1998 (your "Employment Agreement"), the Company is offering you by means of this Stock Option Agreement (this "Agreement") certain non-qualified options to purchase shares of the Company's authorized but unissued or reacquired voting common stock, par value $.0001 per share (the "Shares" or the "Common Stock" as the context requires). We and you intend that this Agreement shall supersede the Employment Agreement with respect to the terms and conditions of the Option (as defined herein). The Option is subject to the following terms and conditions:

                  1. NUMBER OF OPTION SHARES. The Company hereby grants to you, as of the date set forth above (the "Effective Date"), a non-qualified stock option (the "Option") to purchase 510,000 Shares.

                  2. PURCHASE PRICE. The purchase price at which the Shares may be acquired upon the exercise of the Option shall be equal to the fair market value of a share of Common Stock on the date hereof, determined based upon the closing price as of the close of business on the date hereof for a share of Common Stock.

                  3. VESTING/EXERCISE DATES. The Option shall vest and become exercisable in three installments of 170,000 Option shares each as follows:
170,000 Option shares shall be immediately vested and exercisable on the date hereof. With respect to the remaining portion of the Option, 170,000 Option shares will vest on each of the first and second anniversaries, respectively (the "Second Tranche" and the "Third Tranche," respectively), of the date hereof, conditioned upon (i) your continued employment on such anniversary dates and (ii) satisfaction of performance targets for the fiscal year(s) as set forth below, provided, however, that whether or not such performance targets are satisfied, the Option shall fully vest and become exercisable in full upon the earliest to occur (assuming your continued employment with the Company on such dates) of (i) the fifth anniversary of the date the Option is granted, (ii) a Change in Control of the Company (as defined in your Employment Agreement),
(iii) satisfaction of the stock price targets in accordance with the provisions of the last paragraph of this Section 3 with respect to the particular Tranche(s) set forth therein, or (iv) the date of (x) your termination or resignation from your employment with the Company pursuant to Section 3.02 of your Employment Agreement, or (y) the Company's non-renewal of your Employment Agreement pursuant to Section 3.02 thereof.






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                  Performance targets for vesting shall be as follows:


Company Performance Targets (60% Of 170,000 Vesting):
-----------------------------------------------------

                           Fiscal 1998               Fiscal 1999                Fiscal 2000
                           (YE 1/30/99)              (YE 1/30/00)               (YE 1/30/01)
                           ------------              ------------               ------------
                                    (Amounts shown in thousands, except ratios)

Company
Performance
Net Income                   $13,000                    $17,000                      TBD

Return on Capital                  9%                        12%                     TBD

Non-Sam's                     $3,000                     $6,000                      TBD
Operating Income

"TBD" means to be determined on the same basis (i.e., no more or less stringent) as other senior executives of the Company.

Mayor's Jewelers Performance Targets (40% Of 170,000 Vesting):
--------------------------------------------------------------

                                    Fiscal Year 1998 Fiscal Year 1999 Fiscal Year 2000
                                    (YE 1/30/99)              (YE 1/30/00)              (YE 1/30/01)
                                    ------------              ------------              ------------
Mayor's Jewelers Performance        (Amounts shown in thousands, except ratios)

EBITDA                        $14,700                       $19,300                $22,100

Other such factor(s) to be determined in good faith by the parties hereto after the date hereof.

                  Satisfaction of each of the targets for the factors set forth above in any fiscal year shall entitle you to vesting of the corresponding percentage of Shares set forth above for such fiscal year (i.e., for the purpose of clarity, for example, with respect to Company performance, satisfaction of each of Net Income, Return on Capital and Non-Sam's Operating Income shall be required in order for vesting based on performance to occur for such fiscal year). To the extent there is a failure to satisfy the targets for any factor in any fiscal year, the number of Shares that were not vested by reason of such failure may become vested in subsequent years if the target for such factor is satisfied both for such subsequent fiscal year and cumulatively for such subsequent fiscal year and the fiscal year for which the target was not satisfied. In the event that full Option vesting has not occurred hereunder on or prior to the second anniversary of the date hereof, vesting with respect to the applicable percentages of the Option as set forth above shall occur on each successive anniversary of such second anniversary during the term of the Option hereunder, conditioned upon satisfaction of cumulative targeted performance for relevant fiscal years as described in the immediately preceding sentence, and your continued employment on such anniversary dates. For purposes of the foregoing with respect to the Company performance targets, Net Income shall be as shown on the Company's audited income statement; Return on Capital shall mean the fraction (expressed as a percentage), the numerator of which shall be Net Income, and the denominator of which shall be one-half of the sum of Total Stockholders' Equity at the beginning and at the end of the applicable fiscal year as shown on the Company's audited consolidated balance sheet; and Non-Sam's Operating Income shall mean operating income as shown on the Company's audited consolidated income statement, less the portion thereof (including allocable overhead) attributable to sales to or in respect of Sam's Club.

                  Whether or not the performance targets set forth above are satisfied (and regardless of your employment through the applicable anniversary dates, but conditioned on your continued employment at the time the stock price targets are satisfied hereunder) the designated portion of the Option as set forth below will vest and


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become exercisable if during any period of at least 90 out of 120 consecutive trading days commencing after the date of this letter, the average of the closing prices of the Common Stock on each trading day during such period shall equal or exceed the target stock prices as set forth below, effective on the first business day after the end of such 90-day period as to such number of shares set forth below:


Stock Price Targets (Full Vesting (I.e., 170,000) Per Tranche):
---------------------------------------------------------------

Second Tranche:  $5.50

Third Tranche: $7.00

                  4. TRANSFERABILITY. No Option shall be transferable by you other than by will or the laws of descent and distribution, and the Option may not be exercised by anyone other than you during your lifetime.


                  5. EMPLOYMENT STATUS; POST-TERMINATION EXERCISE PERIOD. After termination of your employment for any reason other than Cause, you may exercise the Option at any time prior to expiration of its term as set forth herein only to the extent the Option became vested and exercisable as of any date on or prior to such termination of employment (taking into consideration the provisions of Section 3(iv) hereof); provided, however, that if your employment terminates due to your death or Disability (as defined in your Employment Agreement), any unvested portion of the Option shall not automatically terminate, but shall become vested and exercisable by you or your estate to the extent that such Option would otherwise have become vested in the event that the performance targets set forth above are achieved. Except as otherwise set forth herein, no vesting of the Option will occur following your termination of employment. Upon termination of your employment for Cause as defined in your Employment Agreement, the unexercised portion of the Option, whether or not vested, shall immediately terminate. Unless your employment is terminated for Cause as defined in your Employment Agreement, the term of the vested portion of your Options will expire on the date which is three months following the date of your termination of employment (or, if pursuant to the provisions hereof, any portion of the Option becomes vested after your termination of employment, such three-month period will commence on the date of such vesting). Notwithstanding the foregoing, all Options will terminate on (and may not be exercised after) the date which is five and one half (5 1/2) years following the Effective Date.

                  6. MANNER OF EXERCISE. You may exercise Option only by giving the CEO of the Company written notice by personal hand delivery to the CEO or by registered or certified mail, postage prepaid, at the following address of your intent to exercise the Option, including the number of Shares that you intend to acquire and payment of the full consideration therefor: Jan Bell Marketing, Inc., 14051 Northwest 14th Street, Sunrise, Florida 33323, Attn.: CEO.

                  7. PAYMENT OF EXERCISE PRICE. If you exercise any portion of the Option, the purchase price must be paid by you in United States dollars (by check). In no event will Shares be transferred to you on the exercise of the Option until the full payment has been received by the Company. The Company will cooperate with you pursuant to your instructions in a reasonable manner at your expense to permit a broker-assisted exercise of the Option.

                  8. WITHHOLDING. The Company shall be entitled to withhold an amount from your compensation necessary to adequately provide for applicable federal, state and local income taxes. The withholding may be made in a manner determined by the Company including, without limitation, the following: (i) withholding other compensation payable to you, (ii) holding back the number of Shares necessary to satisfy the withholding amount, or (iii) obtaining cash from you in an amount sufficient to satisfy the withholding requirements.

                  9. DELIVERY OF SHARES AND COMPLIANCE WITH LAWS.

                  (a) GENERAL. The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to you, PROVIDED THAT if any law or regulation requires





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the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.


                  (b) LISTING, QUALIFICATIONS, ETC. The Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of nonpublic information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Company. Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification, or disclosure, or to satisfy such other condition. If any such foregoing compliance is not obtained or lapses, the Option will be deemed void and the Company shall have no responsibility, liability or obligation to you regarding such Option.

                  10. BLACKOUT PERIODS. From time to time, the Company, in its sole discretion, may deem it necessary or advisable to prohibit some or all holders of options to exercise the options or sell the shares purchased upon exercise of options. If the Company imposes a blackout period on a complete or selective basis, the Company shall have no responsibility, liability or obligation to you regarding your inability to exercise the Option or sell Shares purchased upon exercise of the Option.

                  11. RIGHTS AS A SHAREHOLDER OR EMPLOYEE. You shall have no rights as a shareholder with respect to any Shares covered by the Option until the date of the issuance of a certificate or certificates for the Shares for which the Option has been exercised. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate or certificates are issued. Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate your employment at any time, subject to the terms and conditions of the Employment Agreement.

                  12. FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise of an option. The value of any fractional share subject to an option grant shall be paid in cash in connection with the exercise that results in all full shares subject to the grant having been exercised.

                  13. REORGANIZATIONS, ETC. If the outstanding Shares are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalization, stock splits, reverse stock splits, stock dividends, spin-off, spin-out or other distribution of assets to shareholders, or assumption and conversion of outstanding grants due to an acquisition and the like, appropriate adjustments shall be made in the number and/or type of Shares subject to the Option. Any such adjustments in the Options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Option. Notwithstanding the foregoing, a merger or similar reorganization that the Company does not survive, a sale of all or substantially all of the assets of the Company, or the dissolution or liquidation of the Company shall cause the Option to terminate, to the extent not then exercised, except to the extent that any surviving entity agrees to assume the obligations under the Option.

                  14. COMPLIANCE WITH RULE 16B-3. The Company intends to cause this Agreement to be approved by the Board of Directors of the Company (the "Board") or the appropriate committee thereof, and this Agreement is intended to qualify for the exemption provided under Rule 16b-3 pursuant to the Securities Act of 1934, as amended. In the event that Rule 16b-3 is revised or replaced, the Board shall (if necessary), with your consent, exercise discretion to modify this Agreement to satisfy any requirements of the revised exemption or its replacement.

                  15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and you with respect to the matters contained herein.

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                  16. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company and you and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company and you, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities.

                  17. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument in writing signed by the Company and you. The Company and you may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any such party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                  18. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

                  19. FURTHER ASSURANCES. The Company and you shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and/or documents (including without limitation, such proxies and/or powers of attorney as may be necessary or appropriate) as either party hereto may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Agreement.

                  20. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed in Delaware.

                  21. ACKNOWLEDGMENT. You accept the Option subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board or any committee appointed by the Board upon any questions arising under this Agreement. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of the Option and you authorize the Company to withhold in accordance with applicable law from any compensation otherwise payable to you any taxes required to be withheld by federal, state or local law as a result of the Option.

You should execute the enclosed copy of this Agreement and return the executed copy to Richard Bowers, Esq. at the Company as soon as possible. The additional copy is for your records.

Sincerely yours,

JAN BELL MARKETING, INC.


By: /s/ Isaac Arguetty
   ---------------------------
      Isaac Arguetty, CEO



ACCEPTED AND AGREED TO:


/s/ Samuel A. Getz
------------------------------
Samuel A. Getz



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